EXHIBIT 23.2

[LETTERHEAD OF MILLER AND LENTS, LTD. APPEARS HERE]

February 25, 2009

Hugoton Royalty Trust
P.O. Box 830650
Dallas, TX 75283-0650

Re:	Hugoton Royalty Trust 2008 Annual Report on Form 10-K

Gentlemen:

The firm of Miller and Lents, Ltd., consents to the references to our firm in the form and context in which they appear and to the use of our report dated February 20, 2009, regarding the Hugoton Royalty Trust Proved Reserves and Future Net Revenue as of December 31, 2008, in the 2008 Annual Report on Form 10-K. We further consent to the incorporation by reference in Registration Statement No. 333-81849 on Form S-8 of XTO Energy Inc.

Miller and Lents, Ltd., has no interests in the Hugoton Royalty Trust or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Hugoton Royalty Trust. We are not employed by Hugoton Royalty Trust on a contingent basis.

Yours very truly,

MILLER AND LENTS, LTD.

By	/s/ James C. Pearson James C. Pearson Chairman